Exhibit 99.1

CEND BUSINESS

Overview

Cend Therapeutics, Inc. (formerly DrugCendR, Inc.) is a Delaware corporation, formed in October 2015 (“Cend” or “the Company”) and based in San Diego, California. Cend is focused on a tumor microenvironment (“TME”)-modifying approach to enable more effective treatment for a range of solid tumor cancers. Cend is advancing a pipeline of product and partnering opportunities based on the CendR Platform™ to potentially improve outcomes for patients with a range of solid tumor cancers that are currently poorly treated, representing high unmet medical needs.

Cend Approach

Many solid tumor cancers, including pancreatic ductal adenocarcinoma (“PDAC”), gastric cancers and many other solid tumor cancers are surrounded by dense fibrotic tissue, or stroma. This limits the efficacy of current chemotherapies for these cancers. Emerging immunotherapy treatments, including checkpoint inhibitors, adoptive cell therapies such as chimeric antigen receptor T (“CAR-T”) cells, as well as nucleic acid-based therapies, such as short interfering RNA (“siRNA”), antisense, and messenger RNAs (“mRNAs”) face particular challenges in penetrating solid tumors. Many tumors also exhibit an immunosuppressive tumor immuno-microenvironment, which suppresses patients’ immune systems’ ability to fight their cancer and can limit effectiveness of immunotherapies. These factors negatively impact the ability of many therapeutic agents, including immunotherapies, to effectively treat these cancers.

To address the tumor stroma’s role as a primary impediment to effective treatment, Cend’s approach activates a natural transport system that normally brings nutrients into a tissue under emergency situations such as an injury. Cancers highjack this system to promote their own growth. Cend’s lead investigational drug, CEND-1 (an internalizing R-G-D or iRGD peptide) activates this transport system in a tumor-specific manner (Sugahara, Science, 2010). This results in tumors taking up systemically administered anticancer drugs as if they were nutrients. As a result, more drug accumulates in the tumor than would accumulate without CEND-1, while normal tissues are not affected. Moreover, the drugs penetrate tumor cells further away from blood vessels with CEND-1 than without. The overall result is enhanced anticancer activity without an increase in side effects. Anticancer drugs can be coupled or conjugated to CEND-1 or other CendR peptides in Cend’s portfolio, but can be also simply given together with CEND-1. Cend believes that the co-administration option is an advantage because it is not necessary to create a new chemical entity with its attendant regulatory hurdles, providing a potentially faster-to-clinic and potentially faster-to-market product opportunity for a range of solid tumor cancers and for co-administration with a range of therapies.

Clinical progress with other approaches to address delivery to highly fibrotic tumors, such as PEGylated hyaluronidase and hedgehog inhibitors, has been limited by toxicity and side effects. CEND-1 has demonstrated favorable safety/tolerability and activity in clinical trials to enhance delivery of standard-of-care chemotherapy for PDAC. Cend and its collaborators have also amassed non-clinical data demonstrating enhanced delivery of a range of emerging anticancer therapies, including immunotherapies, and RNA-based therapeutics. CEND-1’s cancer-targeted delivery may enable such emerging treatment modalities to potentially more effectively treat a range of solid tumor cancers.

Patients in Cend’s PDAC Phase 1b clinical trial received CEND-1 plus standard gemcitabine/nab-paclitaxel (Abraxane) therapy. CEND-1 was well tolerated and the combination generated a promising response rate as well as encouraging progression-free and overall survival results. Preliminary clinical results were presented at the European Society for Molecular Oncology meeting in 2020 and provided clinical validation of safety/tolerability and clinical utility. Full results from that study have been accepted for publication in a major medical journal in the third quarter of 2022. Cend and its collaborators have initiated a randomized Phase 2 trial in first-line (“1L”), metastatic PDAC (“mPDAC”) with CEND-1/gemcitabine/nab-paclitaxel versus placebo/gemcitabine/nab-paclitaxel. Enrollment has begun and the first patients have initiated treatment in the Phase 2b trial.

Over 20 scientific papers from laboratories all over the world provide non-clinical validation for Cend’s technology and suggest that CEND-1 can enhance antitumor activity of a variety of therapeutics in a variety of solid tumor types. The drugs that have been targeted to tumors in preclinical tumor models include siRNA, antisense, microRNAs, immunostimulatory oligonucleotides, chemotherapeutics, kinase inhibitors, antibodies, nanoparticle drugs, cytokines and even adoptive cell immunotherapies, indicating the potential broad applicability of CEND’s technology. Cend believes that the CendR Platform™ holds potential to improve the efficacy of a broad range of cancer therapies.

RNA-based therapies, including antisense, siRNA, microRNA and mRNA have faced particular delivery issues for solid tumor cancer applications. These drugs also encounter issues in non-specific binding to serum proteins as well as degradation by nucleases. Once taken up by cells, they may also become sequestered in endosomes that, in some cases, may keep them from reaching their targeted intracellular compartments in adequate concentrations. Cend’s Tumor-Penetrating Nanocomplex, or TPN technology platform utilized the same tumor-targeted tissue penetrating capabilities that CEND-1 has demonstrated in the clinic to enable effective delivery of nucleic acid-based drugs into solid tumors. In TPNs, these targeting moieties are combined with other elements to form nanocomplexes that self-assemble with RNA-based drugs to encapsulate them to protect from undesired serum protein binding and/or degradation. The TPN platform includes endosome-release moieties that can be employed for applications where release from such endosomes will enhance activity in other cellular compartments. TPN technology has been shown to enhance tumor-targeted delivery of constructs such as siRNA to the G12D mutant of K-Ras, which drives approximately 90% of PDAC, as well as other RNA-based drugs targeted to high interest anticancer tumor targets. With alternative CendR targeting moieties, it has also been used by Cend and its collaborators to deliver RNA-based drugs to immunomodulatory genes selectively targeting certain immune cells.

In 2021, Cend entered a license and collaboration agreement with a major pharmaceutical company in China, Qilu Pharmaceutical Co., Ltd., in which Qilu gained rights to CEND-1 for development and commercialization in Greater China. Under terms of the agreement, Cend received $10 million in up-front license fees and is eligible to receive development and commercial milestone payments up to $100 million and $125 million, respectively, tiered royalties on net sales in the Qilu territory ranging from 10% to 15%, and tiered sublicensing revenues ranging from 12% to 35%. The parties also have an active collaboration in which Qilu provides funding for development and regulatory activities within China.

Product	Indication	Status	Rights

CEND-1/gemcitabine/nab-paclitaxel	Pancreatic cancer (1L mPDAC)	Phase 2b	Cend / Qilu (China)

CEND-1/FOLFIRINOX	Pancreatic cancer (Locally advanced/potentially resectable PDAC)	Phase 1b/2	Cend / Qilu (China)

CEND-1/FOLFIRINOX/ panitumumab (non-Ras mutated pts)	Colorectal and appendiceal cancers	Phase 1b/2	Cend / Qilu (China)

CEND1/gemcitabine/nab-paclitaxel +/- atezolizumab (in collaboration with Roche/Genentech)	Pancreatic cancer (1L mPDAC)	Phase 1b/2 expected to commence in first quarter of 2023	Cend / Qilu (China)

CEND-1/SoC	Solid tumor basket study	Phase 1b/2 expected to commence in first half of 2023	Cend / Qilu (China)

TPN	Solid tumor cancer(s)	Preclinical	Cend

To fully exploit the CendR Platform™, Cend anticipates that it will enter into additional partnerships that may include significant upfront licensing fee, milestone and royalty revenues as well as research and development funding for Cend. In some circumstances, Cend may elect to enter joint venture or other strategic relationships with partners who possess complementary assets or capabilities. This approach enables Cend stakeholders to participate in broad application of Cend’s technology in a capital-efficient business model.

About CEND-1

CEND-1 is an investigational drug that modifies the TME. It is targeted to tumor vasculature by its affinity for alpha-v integrins that are selectively expressed in tumor, but not healthy tissue vasculature. CEND-1 is a cyclic internalizing RGD (“iRGD”) peptide that, once bound to these integrins, is cleaved by proteases expressed in tumors to release a peptide fragment, called a CendR fragment, which binds to a second receptor, called neuropilin-1, to activate a novel uptake pathway that allows anticancer drugs to more selectively penetrate solid tumors. The ability of CEND-1and iRGD peptides to modify the TME to enhance delivery and efficacy of co-administered drugs has been demonstrated in models of a range of solid tumors. Results from Cend, collaborators and research groups around the world have been the subject of over 200 scientific publications.

Clinical development

CEND-1 Phase 1b Data

Cend conducted its Phase 1b clinical trial on 29 evaluable first-line metastatic pancreatic ductal adenocarcinoma patients. The safety profile of CEND-1 combination regimen was similar to standard of care (“SoC”) alone. CEND-1 was shown to be well-tolerated with no-dose limiting toxicities. Favorable pharmacokinetic profile with median circulating half-life of ~2 hours. An Objective Response Rate (“ORR”) of fifty nine percent was observed, including a rare complete response, which compares favorably to the twenty three percent ORR observed in the “MPACT” clinical trial that served as the basis for approval of nab-paclitaxel for use in combination with gemcitabine for the treatment of first line, metastatic pancreatic ductal adenocarcinoma. The Disease Control Rate (partial and complete responses plus stable disease) of over seventy nine percent was observed, which compares favorably to forty eight percent observed in the MPACT trial. Reduction in the level of circulating tumor biomarker CA19-1 was observed in ninety six percent of patients versus sixty one percent in the MPACT trial. Median progression-free survival of nearly ten months was observed and compares favorably to less than six months in the MPACT trial. Median overall survival of over thirteen months was observed and compares favorably to less than nine months in the MPACT trial.

Sales and Marketing

Target Market and Customers.

Cend’s initial target market for its drug delivery technology is expected to be the pancreatic cancer market, initially the enhancement of gemcitabine and nab-paclitaxel combination chemotherapy with potential to expand for combination with other chemotherapy regimens as well as targeted therapies and immunotherapies. In terms of patient population, the potential market for CEND-1 includes 62,210 new pancreatic cancer patients per year in the U.S., as reported by the American Cancer Society, and 496,000 new cases per year and 466,000 deaths per year due to pancreatic cancer worldwide, as reported by the International Agency for Research on Cancer.

Production and Marketing Plan.

CEND-1 is manufactured via relationships with CDMO partners, who Cend believes possess sufficient scale and experience to cost-effectively address projected commercial demand.

Cend plans to commercialize via standard distribution relationships by itself or via partnerships to bring its products to cancer patients around the world.

Research and Development

Cend believes that there are many opportunities to leverage its expertise to develop new treatments for significant unmet medical needs. Cend will also continue to seek research and development synergies across all its programs and indications. Cend’s research and development accrued expenses were $65 thousand and $174 thousand in the years ended December 31, 2020 and 2021, respectively. Cend’s research and development expenses were $1.3 million and $3.2 million in the three months ended March 31, 2022 and 2021, respectively.

Competition

The commercialization of new drugs is competitive, and Cend may face worldwide competition from major pharmaceutical companies, specialty pharmaceutical companies, biotechnology companies and ultimately generic companies. Cend’s competitors may develop or market therapies that are more effective, safer or less costly than any that Cend is commercializing, or may obtain regulatory or reimbursement approval for their therapies more rapidly than Cend may obtain approval for those of Cend’s.

Strategies that specifically aim at dealing with the stromal barrier in tumors by reducing the synthesis (inhibition of Notch signaling; (e.g. Olive et al., 2009; Provenzano et al., 2012)) and by increasing the degradation of the stroma (hyaluronidase treatment; Halozyme PEGPH20) would most directly compete with CEND-1, but have failed in the clinic. Cend’s technology is based on a different principle: CEND-1 targets its effects to tumor via affinity for integrins that are selectively expressed on tumor vasculature and initiates an active transport pathway that converts the stromal barrier into a drug conduit without destroying the surrounding tissue. It can also be used without the need to couple the drug to the targeting agent. Although effective in mouse cancer models, Notch inhibitors appear to have failed in human trials. Cend believes that these matrix remodeling methods lack the targeting aspect provided by CEND-1.

Tumor-targeted variations of cell-penetrating peptides, such as TAT, are a potential competing technology that does involve tumor targeting2. However, as the cell-penetrating peptide lacks tumor specificity, Cend believes that these compounds are likely to be less specific for tumors than iRGD/CEND-1. Also, their cell internalization pathway is different from the CendR pathway used by iRGD3, and they have not been shown to possess the ability of the tumor-penetrating peptides to promote drug penetration without covalent coupling.

Intellectual Property

As of December 31, 2021, Cend had eight issued U.S. patents, seven U.S. patent applications pending, no U.S. trademark registrations and one trademark applications pending in the United States and other countries. Cend also licenses certain technologies from third parties on an exclusive basis in order to make, use and/or sell certain products in the United States and some foreign jurisdictions. Cend’s material issued U.S. patents generally expire between 2029 and 2030.

Cend’s success will significantly depend upon its ability to obtain and maintain patent and other intellectual property and proprietary protection for Cend’s drug candidates in the U.S. and internationally. In addition to trademarks and patents, Cend relies upon unpatented trade secrets, know-how, and continuing technological innovation to develop and maintain Cend’s competitive position. Cend protects its proprietary information, in part, using confidentiality agreements with its commercial partners, collaborators, employees and consultants and invention assignment agreements with its employees. Cend also has confidentiality agreements or invention assignment agreements with its commercial partners and selected consultants. Despite these measures, any of Cend’s intellectual property and proprietary rights could be challenged, invalidated, circumvented, infringed or misappropriated, or such intellectual property and proprietary rights may not be sufficient to permit Cend to take advantage of current market trends or otherwise to provide competitive advantages. In addition, such confidentiality agreements and invention assignment agreements can be breached and Cend may not have adequate remedies for any such breach.

License Agreements

SBP Exclusive License Agreement. On December 1, 2015, Cend (then DrugCendR LLC) entered into an Exclusive License Agreement (the “SBP License Agreement”) with the Sanford Burnham Prebys Medical Discovery Institute (“SBP”), a California not-for-profit, public benefit corporation based in San Diego, California. Pursuant to the SBP License Agreement, SBP licensed to Cend the exclusive right to use certain patents to further Cend’s research and development efforts. As partial consideration, Cend paid a license fee, and is obligated to pay SBP a royalty on sub-license revenues as well as royalty on net sales of identified products as well as development-based milestone payments (as defined therein).

Qilu Exclusive License Agreement. On February 11, 2021 (“Effective Date”), Cend and Qilu entered into an Exclusive License and Collaboration Agreement (“Qilu Agreement”) wherein Cend agreed to license to Qilu, certain patents and other rights relating to CEND-1 exclusively in the territory of the Greater Area of China (including China, Macau, Hong Kong and Taiwan, each a Region (collectively, the “Territory”)). Under the terms of the agreement, Cend received $10 million in up-front license fees and is eligible to receive developmental and commercial milestone payments up to $100 million and $125 million, respectively, tiered royalties on net sales in the Qilu territory ranging from 10% to 15%, and tiered sublicensing revenues ranging from 12% to 35%.

2	Myrdal et al., 2008; Savariar et al., 2013; Liu et al., 2014

3	Pang et al., 2014; 2015

UC Exclusive Patent License Agreement. On March 9, 2021, Cend entered into an Exclusive License Agreement (the “UC License Agreement”) with the Regents of the University of California (“UC”). Pursuant to the UC License Agreement, UC licensed to Cend the exclusive right to use certain patents to further Cend’s research and development efforts. As partial consideration, Cend paid a license fee, and is obligated to pay UC a royalty on sub-license revenues as well as royalty on net sales of products as well as development-based milestone payments (as defined therein).

MIT Exclusive Patent License Agreement. On October 4, 2021, Cend entered into an Exclusive License Agreement (the “MIT License Agreement”) with the Massachusetts Institute of Technology (“MIT”). Pursuant to the MIT License Agreement, MIT licensed to Cend the exclusive right to use certain patents to further Cend’s research and development efforts. As partial consideration, Cend paid a license fee, and is obligated to pay MIT a royalty on sub-license revenues as well as royalty on net sales of products as well as development-based milestone payments (as defined therein).

SBP Exclusive Patent License Agreement 2. On October 19, 2021, Cend entered into an Exclusive License Agreement (the SBP License Agreement 2) with the Sanford Burnham Prebys Medical Discovery Institute (“SBP”), a California not-for-profit, public benefit corporation based in San Diego, California. Pursuant to the SBP License Agreement 2, SBP licensed to Cend the exclusive right to use certain patents to further Cend’s research and development efforts. As partial consideration, Cend paid a license fee, and is obligated to pay UC a royalty on sub-license revenues as well as royalty on net sales of products as well as development-based milestone payments (as defined therein).

Manufacturing

Cend relies on CDMOs to produce its drug candidates in accordance with cGMP, regulations for use in Cend’s preclinical and clinical trials. The manufacture of pharmaceuticals is subject to extensive cGMP regulations, which impose various procedural and documentation requirements and govern all areas of record keeping, production processes and controls, personnel and quality control.

To meet Cend’s projected needs for clinical supplies to support its activities through regulatory approval and commercial manufacturing, the CDMOs with whom Cend currently works currently possess the scale of production to support development and commercialization of CEND-1. Cend believes that there are multiple potential sources for its contract manufacturing. Cend retains the option to engage alternate suppliers in the event that its current CDMOs fail to scale production or are not cost competitive. Cend’s relationships with CDMOs are managed by personnel with extensive experience in pharmaceutical development and manufacturing.

If Cend is unable to obtain sufficient quantities of drug candidates or receive raw materials in a timely manner, Cend could be required to delay its ongoing clinical trials and seek alternative manufacturers, which would be costly and time-consuming.

Government Regulation and Approval

United States-FDA process

In the United States, the FDA regulates drugs. The FD&C Act and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of drugs. To obtain regulatory approvals in the United States and in foreign countries, and subsequently comply with applicable statutes and regulations, Cend will need to spend substantial time and financial resources.

Approval process

The FDA must approve any new drug or a drug with certain changes to a previously approved drug before a manufacturer can market it in the United States. If a company does not comply with applicable United States requirements it may be subject to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending applications, warning or untitled letters, clinical holds, drug recalls, drug seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

The steps Cend must complete before it can market a drug include:

•
completion of preclinical laboratory tests, animal studies, and formulation studies, all performed in accordance with the FDA's good laboratory practice, or Good Laboratory Practice (“GLP”), regulations;

•
submission to the FDA of an Investigational New Drug (“IND”) application for human clinical testing, which must become effective before human clinical studies start. The sponsor must update the IND annually;

•	approval of the study by an independent IRB or ethics committee representing each clinical site before each clinical study begins;

•	performance of adequate and well-controlled human clinical studies to establish the safety and efficacy of the drug for each indication to the FDA's satisfaction;

•	submission to the FDA of a New Drug Application (“NDA”);

•	potential review of the drug application by an FDA advisory committee, where appropriate and if applicable;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities to assess compliance with cGMP or regulations; and

•	FDA review and approval of the NDA.

It generally takes companies many years to satisfy the FDA approval requirements, but this varies substantially based upon the type, complexity, and novelty of the drug or disease. Preclinical tests include laboratory evaluation of a drug's chemistry, formulation, and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the drug. The conduct of the preclinical tests must comply with federal regulations and requirements, including GLP. The company submits the results of the preclinical testing to the FDA as part of an IND along with other information, including information about the product drug's chemistry, manufacturing and controls, and a proposed clinical study protocol. Long term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after submitting the initial IND.

The FDA requires a 30-day waiting period after the submission of each IND before the company can begin clinical testing in humans. The FDA may, within the 30-day time period, raise concerns or questions relating to one or more proposed clinical studies and place the study on a clinical hold. In such a case, the company and the FDA must resolve any outstanding concerns before the company begins the clinical study. Accordingly, the submission of an IND may or may not be sufficient for the FDA to permit the sponsor to start a clinical study. The company must also make a separate submission to an existing IND for each successive clinical study conducted during drug development.

Clinical studies

Clinical studies involve administering the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. The company must conduct clinical studies:

•	in compliance with federal regulations;

•
in compliance with good clinical practice, or GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical study sponsors, administrators, and monitors; as well as

•	under protocols detailing the objectives of the trial, the safety monitoring parameters, and the effectiveness criteria.

The sponsoring company must submit each protocol involving testing on United States patients and subsequent protocol amendments to the FDA as part of the IND. The FDA may order the temporary, or permanent, discontinuation of a clinical study at any time, or impose other sanctions, if it believes that the sponsor is not conducting the clinical study in accordance with FDA requirements or presents an unacceptable risk to the clinical study patients. The sponsor must also submit the study protocol and informed consent information for patients in clinical studies to an institutional review board for approval. An IRB may halt the clinical study, either temporarily or permanently, for failure to comply with the IRB's requirements, or may impose other conditions.

Companies generally divide the clinical investigation of a drug into three or four phases. While companies usually conduct these phases sequentially, they are sometimes overlapped or combined.

•
Phase 1. The company evaluates the drug in healthy human subjects or patients with the target disease or condition. These studies typically evaluate the safety, dosage tolerance, metabolism and pharmacologic actions of the investigational new drug in humans, the side effects associated with increasing doses, and if possible, gain early evidence on effectiveness.

•
Phase 2. The company administers the drug to a limited patient population to evaluate dosage tolerance and optimal dosage, identify possible adverse side effects and safety risks, and preliminarily evaluate efficacy.

•
Phase 3. The company administers the drug to an expanded patient population, generally at geographically dispersed clinical study sites, to generate enough data to statistically evaluate dosage, clinical effectiveness and safety, to establish the overall benefit-risk relationship of the investigational drug, and to provide an adequate basis for product approval.

•
Phase 4. In some cases, the FDA may condition approval of an NDA for a drug on the company's agreement to conduct additional clinical studies after approval. In other cases, a sponsor may voluntarily conduct additional clinical studies after approval to gain more information about the drug. Cend typically refers to such post-approval studies as Phase 4 clinical studies.

A pivotal study is a clinical study that adequately meets regulatory agency requirements to evaluate a drug's efficacy and safety to justify the approval of the drug. Generally, pivotal studies are Phase 3 studies, but the FDA may accept results from Phase 2 studies if the study design provides a well-controlled and reliable assessment of clinical benefit, particularly in situations in which there is an unmet medical need and the results are sufficiently robust.

The FDA, the IRB, or the clinical study sponsor may suspend or terminate a clinical study at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Additionally, an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board or committee, may oversee some clinical studies. This group provides authorization for whether or not a study may move forward at designated checkpoints based on access to certain data from the study. Cend may also suspend or terminate a clinical study based on evolving business objectives and the competitive climate.

CEND-1 is currently in Phase 2b and that is expected to continue until 1H’2024. In parallel with that study, Cend and its partners are advancing additional clinical studies to explore additional solid tumor cancer applications and additional combination therapies including CEND-1. The Company and partners may also initiate registrational (Phase 3 or other) clinical trials to serve as a basis for filing for regulatory approvals in the U.S. and other geographies.

Submission of an NDA

After Cend completes the required clinical testing, Cend can prepare and submit an NDA to the FDA, who must approve the NDA before Cend can start marketing the drug in the United States. An NDA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the drug's chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies on a drug, or from a number of alternative sources, including studies initiated by investigators. To support marketing authorization, the data Cend submit must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational drug to the FDA's satisfaction.

The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, and the manufacturer and/or sponsor under an approved new drug application are also subject to annual program user fees. The FDA typically increases these fees annually. Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical study costs, tax advantages, and user-fee waivers.

The FDA has 60 days from its receipt of an NDA to determine whether it will accept the application for filing based on the agency's threshold determination that the application is sufficiently complete to permit substantive review. Once the FDA accepts the filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Under the Prescription Drug User Fee Act, the FDA has a goal of responding to standard review NDAs within ten months after the 60-day filing review period, but this timeframe is often extended. The FDA reviews most applications for standard review drugs within ten to 12 months and most applications for priority review drugs within six to eight months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists.

The FDA may also refer applications for novel drugs that present difficult questions of safety or efficacy, to an advisory committee. This is typically a panel that includes clinicians and other experts that will review, evaluate, and recommend whether the FDA should approve the application. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP, and will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the drug unless compliance with cGMP is satisfactory and the NDA contains data that provide evidence that the drug is safe and effective in the indication studied.

The FDA's decision on an NDA

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter indicates that the FDA has completed its review of the application, and the agency has determined that it will not approve the application in its present form. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional clinical data and/or other significant, expensive, and time-consuming requirements related to clinical studies, preclinical studies and/or manufacturing. The FDA has committed to reviewing resubmissions of the NDA addressing such deficiencies in two or six months, depending on the type of information included. Even if Cend submits such data the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Also, the government may establish additional requirements, including those resulting from new legislation, or the FDA's policies may change, which could delay or prevent regulatory approval of Cend’s drugs under development.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a REMS to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for REMS can materially affect the potential market and profitability of the drug. Moreover, the FDA may condition approval on substantial post-approval testing and surveillance to monitor the drug's safety or efficacy. Once granted, the FDA may withdraw drug approvals if the company fails to comply with regulatory standards or identifies problems following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before Cend can implement the change. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing new NDAs. As with new NDAs, the FDA often significantly extends the review process with requests for additional information or clarification.

Post-approval requirements

The FDA regulates drugs that are manufactured or distributed pursuant to FDA approvals and has specific requirements pertaining to recordkeeping, periodic reporting, drug sampling and distribution, advertising and promotion and reporting of adverse experiences with the drug. After approval, the FDA must provide review and approval for most changes to the approved drug, such as adding new indications or other labeling claims. There also are continuing, annual user fee requirements for any marketed drugs and the establishments who manufacture its drugs, as well as new application fees for supplemental applications with clinical data.

In some cases, the FDA may condition approval of an NDA for a drug on the sponsor's agreement to conduct additional clinical studies after approval. In other cases, a sponsor may voluntarily conduct additional clinical studies after approval to gain more information about the drug. Such post-approval studies are typically referred to as Phase 4 clinical studies.

Drug manufacturers are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP requirements. There are strict regulations regarding changes to the manufacturing process, and, depending on the significance of the change, it may require prior FDA approval before Cend can implement it. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon Cend and any third-party manufacturers that Cend may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if a company does not comply with regulatory requirements and maintain standards or if problems occur after the drug reaches the market. If a company or the FDA discovers previously unknown problems with a drug, including adverse events of unanticipated severity or frequency, issues with manufacturing processes, or the company's failure to comply with regulatory requirements, the FDA may revise the approved labeling to add new safety information; impose post-marketing studies or other clinical studies to assess new safety risks; or impose distribution or other restrictions under a REMS program. Other potential consequences may include:

•	restrictions on the marketing or manufacturing of the drug, complete withdrawal of the drug from the market or drug recalls;

•	fines, warning letters or holds on post-approval clinical studies;

•	the FDA refusing to approve pending NDAs or supplements to approved NDAs, or suspending or revoking of drug license approvals;

•	drug seizure or detention, or refusal to permit the import or export of drugs; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising, and promotion of drugs that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Cend could be subject to significant liability if it violated these laws and regulations.

Orphan drug designation

CEND-1 has been granted both Orphan Drug and Fast Track Designations by the FDA for the treatment of pancreatic cancer. The Company plans to file for similar designations for additional indications and in additional geographies.

The FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the United States, or if it affects more than 200,000 individuals in the United States, there is no reasonable expectation that the cost of developing and making the drug for this type of disease or condition will be recovered from sales in the United States.

Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical study costs, tax advantages, and user-fee waivers. In addition, if a drug receives FDA approval for the indication for which it has orphan designation, the drug may be entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the drug with orphan exclusivity.

Pediatric information

Under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which the FDA has granted an orphan designation.

Healthcare reform

In the United States and foreign jurisdictions, the legislative landscape continues to evolve. There have been a number of legislative and regulatory changes to the healthcare system that could affect its future results of operations. In particular, there have been and continue to be a number of initiatives at the United States federal and state levels that seek to reform the way in which healthcare is funded and reduce healthcare costs. In March 2010, the PPACA was enacted, which includes measures that have significantly changed health care financing by both governmental and private insurers. The provisions of PPACA of importance to the pharmaceutical and biotechnology industry are, among others, the following:

•
an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs agents, apportioned among these entities according to their market share in certain government healthcare programs;

•	an increase in the rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for branded and generic drugs, respectively;

•
a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% starting January 1, 2019) point-of-sale discounts to negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D;

•
extension of manufacturers' Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations, unless the drug is subject to discounts under the 340B drug discount program;

•
expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level, thereby potentially increasing manufacturers' Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•	expansion of healthcare fraud and abuse laws, including the Federal False Claims Act and the federal Anti-Kickback Statue, new government investigative powers and enhanced penalties for noncompliance;

•
new requirements under the federal Physician Payments Sunshine Act for drug manufacturers to report information related to payments and other transfers of value made to physicians and teaching hospitals as well as ownership or investment interests held by physicians and their immediate family members; and

•	new requirement to annually report certain drug samples that manufacturers and distributors provide to licensed practitioners, or to pharmacies of hospitals or other healthcare entities.

In addition, other health reform measures have been proposed and adopted in the United States since PPACA was enacted. For example, as a result of the Budget Control Act of 2011, as amended, providers are subject to Medicare payment reductions of 2% per fiscal year through 2027 unless additional Congressional action is taken. Further, the American Taxpayer Relief Act of 2012 reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments from providers from three to five years.

Employees

As of March 31, 2022, Cend had three employees, all of whom were full-time employees.

Facilities

Cend’s corporate headquarters are located in San Diego, California. Cend plans to add facilities in the future as it continues to build its research, development, commercial, and support teams.

Legal Proceedings

From time to time, Cend may be involved in various claims and legal proceedings relating to claims arising out of its operations, in the normal course of business. Cend is currently a party to one pending legal proceeding.

On April 28, 2022, Lingmed, LTD, a limited liability corporation with its principal place of business in Shanghai, China (“Lingmed”), filed a complaint in the Superior Court of California, San Diego against Cend, Harri Järveläinen (Cend’s Chief Operating Officer) and various unnamed defendants alleging breach of contract, fraud and declaratory relief. Pursuant to a May 2020 contract between Lingmed and Cend (the “Lingmed Agreement”), between May 2020 and August 2020, Lingmed acted as Cend’s exclusive agent in China for the purpose of identifying potential partners and assisting in negotiating deals, including licensing arrangements and research collaborations for the development of CEND-1 in China. Lingmed alleges that it established the first contact between Cend and Qilu and that pursuant to the Lingmed Agreement, this should have triggered payments to Lingmed when Cend entered into the Qilu Agreement. Lingmed is seeking interest, costs, punitive damages and other relief the court deems proper. Cend management believes this suit is without merit and intends to vigorously defend against the action. Additionally, Cend has filed a cross-complaint seeking declaratory relief that it owes no further payments to Lingmed based on discussions Cend had with Qilu prior to entering into the Lingmed Agreement and thus Lingmed did not establish the first contact between the companies. Regardless of outcome, litigation can have an adverse impact on Cend because of defense and settlement costs, diversion of management resources and other factors.